Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lilly Industries, Inc. 1992 Stock Option Plan, Lilly Industries, Inc. Employee Stock Purchase Plan, and Lilly Industries, Inc. 401(k) Savings Plan of our report dated January 14, 2000, with respect to the consolidated financial statements and schedule of Lilly Industries, Inc. included in its Annual Report (Form 10-K) for the year ended November 30, 1999, and the financial statements and schedules of the Lilly Industries, Inc. Employee 401(k) Savings Plan included in its Annual Report (Form 11-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission


Indianapolis, Indiana
April 25, 2000